EXHIBIT 99(d)

[Lawrence Federal Savings Bank letterhead]

Dear 401(k) Plan Participant:

     On behalf of the Board of Directors, I am forwarding to you the attached blue vote authorization form for the purpose of conveying your voting instructions to The Bank of New York (the “Trustee”) on the proposals presented at the Special Meeting of Stockholders of Lawrence Financial Holdings, Inc. (the “Company”) on                   , 2005. Also enclosed is a Notice and Proxy Statement for the Company’s Special Meeting of Stockholders.

     As an investor in the Lawrence Financial Holdings, Inc. Stock Fund (the “Employer Stock Fund”) you are entitled to vote all shares of Company common stock credited to your account in the Lawrence Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”). The Employer Stock Fund Trustee will vote the Company common stock credited to your account as directed by you, if your instructions are received by                   , 2005. All shares held in the Employer Stock Fund for which instructions are not received by                   , 2005, will be voted by the Employer Stock Fund Trustee as directed by the 401(k) Plan Administrator.

     In order to direct the voting of shares of Company common stock credited to your account in the 401(k) Plan, please complete and sign the attached blue voting instruction card and return it in the enclosed postage-paid envelope. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Lawrence Federal Savings Bank.

Sincerely,

Jack L. Blair President and Chief Executive Officer

Name:
Shares:

VOTE AUTHORIZATION FORM

     I understand that The Bank of New York, the Employer Stock Fund Trustee, is the holder of record and custodian of all shares of Lawrence Financial Holdings, Inc. (the “Company”) common stock held in the Employer Stock Fund under the Lawrence Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust and credited to my account in the plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Special Meeting of Stockholders to be held on                   , 2005.

     You are to vote my shares as follows:

1.	To approve and adopt the Agreement and Plan of Merger, dated as of October 12, 2004, by and between Lawrence Financial Holdings, Inc. and Oak Hill Financial, Inc., which provides, among other things, for the merger of Lawrence Financial with and into Oak Hill Financial.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AGREEMENT AND PLAN OF MERGER.

     The Employer Stock Fund Trustee is hereby authorized to vote the shares credited to me in the Employer Stock Fund in its trust capacity as indicated above.

Date	Signature

Please complete, date, sign and return this form in the enclosed postage-paid envelope no later than                   , 2005.